EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Right of Reply LTD

We consent to the incorporation by reference in the Form S-1 of Right of Reply LTD as to our report dated October 17, 2017 with respect to the Balance Sheet of Right of Reply LTD as of December 31, 2016 and the related Statement of Operations, Statement of Comprehensive Loss, Statement of Changes in Shareholders’ Equity and Statement of Cash Flows for the period June 20, 2016 (inception) to December 31, 2016.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

November 1, 2017